Exhibit 99.01
Press Release
www.shire.com

Director/PDMR Shareholding

December 11, 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on December 10, 2009, it was notified by Mr Angus Russell, Chief Executive Officer of the Company, of the exercise, on the same day, of options over 479,024 Shire ordinary shares of 5p (“Shares”). Mr Russell chose to use a net settled cashless exercise facility run by the Company.

Number of Shares under option	Exercise price	Number of Shares received	Number of Shares lapsed
284,024	£3.380	201,538	82,486
195,000	£5.585	101,364	93,636

In addition, the Company was notified by Mr Russell on December 10, 2009 of the sale on the same day of 270,164 Shares at an average sale price of £11.6362.

The Company was also notified by Mr Russell on December 10, 2009 of the exercise on the same day of an award of Stock Appreciation Rights (“SARs”) over 128,542 Shares at an exercise price of £8.645.  This resulted in 33,000 Shares being released, of which 13,881 Shares were sold at an average sale price of £11.6362.

Prior to the above transactions, Mr Russell held 90,331 Shares and 2,000 American Depository Shares (“ADSs”).

Following the above transactions, Mr Russell holds 142,188 Shares and 2,000 ADSs. One ADS is equal to three Shares. He also holds options over 75,736 Shares and awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 1,155,739 Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Tatjana May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX2